NSAR ITEM 77O
October 1, 2003 - March 31, 2004
Van Kampen Small Cap Growth Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1          Pharmion Corp.    JP Morgan   35,000     0.058%       11/05/03

    2          Altheros		   Bank of     11,400     0.127%       02/11/04
               Communications    America

Underwriters for #1:
Morgan Stanley
Pacific Growth Equities, LLC
JP Morgan Securities
U.S. Bancrop Piper Jaffray

Underwriters for #2:
Morgan Stanley
Lehman Brothers
Banc of America Securities LLC
Thomas Weisel Partners LLC